UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 20, 2017

Merit Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-18592	87-0447695
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1600 West Merit Parkway
South Jordan, Utah	84095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(801) 253-1600

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written  communications  pursuant to Rule 425 under the  Securities Act (17 CFR 230.425)

☐            Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Item 1.01 Entry into Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 7.01  Regulation FD Disclosure.

Item 9.01 Financial Statements and Exhibits.

SIGNATURES

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K FILED ON MARCH 20, 2017

10.1                        Second Amendment to Second Amended and Restated Credit Agreement, dated March 20, 2017, entered into by and among Merit Medical Systems, Wells Fargo Bank, National Association and the lenders and subsidiary guarantors named therein.

99.1                        Press release issued by Merit Medical Systems, Inc., dated March 20, 2017, entitled “Merit Medical Announces Commencement of Offering of Common Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included in this Current Report contains forward-looking statements about Merit Medical Systems, Inc., a Utah corporation (“Merit”), that involve substantial risks and uncertainties. Merit intends such statements, and all subsequent forward-looking statements attributable to Merit, to be expressly qualified in their entirety by these cautionary statements and covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. All statements included in this Current Report, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including projections of earnings, revenues, expesnes or other financial items, statements of the plans and objectives of Merit’s management for future operations, statements concerning proposed new products or services, statements regarding the integration, development or commercialization of any business or assets acquired from other parties, statements regarding regulatory matters, including any product recall, statements regarding future economic conditions or performance, and statements of assumptions underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause Merit’s actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements. In some cases, forward-looking statements can be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “will,” “would,” “seek,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective” or other forms of these words or similar words or expressions, or the negative thereof or other comparable terminology. However, not all forward-looking statements contain such identifying words.

All forward-looking statements included in this Current Report speak only as of the date made, are based on information available to Merit as of such date, and are subject to change. Merit assumes no obligation to update or revise any forward-looking statement. If Merit does update or correct one or more forward-looking statements, readers should not conclude that it will make additional updates or corrections. Merit’s actual results will likely differ, and may differ materially, from anticipated results. Readers should not unduly rely on any such forward-looking statements.

Item 1.01  Entry into Material Definitive Agreement.

As noted in Merit’s Current Report on Form 8-K dated July 6, 2016, Merit entered into the Second Amended and Restated Credit Agreement on July 6, 2016 (the “Second Amended Credit Agreement”) with the lenders who are or may become a party thereto (collectively, the “Lenders”), Wells Fargo Bank, National Association (the “Agent”), as administrative agent, swingline lender and Lender, and Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner. The Second Amended Credit Agreement was included as an exhibit to Merit’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on August 8, 2016.

Merit entered into the First Amendment to the Second Amended Credit Agreement, dated September 28, 2016, with the Agent and the Lenders and subsidiary guarantors identified therein (the “First Amendment”). The First Amendment was included as an exhibit to Merit’s Annual Report on Form 10-K filed with the SEC on March 1, 2017.

On March 20, 2017, Merit entered into the Second Amendment to the Second Amended Credit Agreement with the Agent, certain consenting Lenders and the subsidiary guarantors identified therein (the “Second Amendment”). The Second Amendment amends the Second Amended Credit Agreement by, among other things, providing Merit with flexibility to determine how it will apply the net proceeds received from equity issuances to prepay outstanding indebtedness under the Second Amended Credit

Agreement. Specifically, the Second Amendment allows Merit to use such net proceeds in one of the following four ways:

(1)         to repay outstanding term loans with the excess, if any, being used to repay outstanding revolving credit loans;

(2)         to repay outstanding revolving credit loans with the excess, if any, being used to repay outstanding term loans;

(3)         to repay outstanding revolving credit loans (with a corresponding, permanent reduction in Merit’s revolving credit commitment, which is currently $275.0 million) with the excess, if any, being used to repay outstanding term loans; and

(4)         (for any equity issuance where the net proceeds exceed $50 million) to repay at least $50 million aggregate principal amount of outstanding term loans with the excess, if any, being used to repay outstanding revolving credit loans.

To the extent Merit exercises the second or fourth option above in connection with any equity issuance prior to December 31, 2017, it will be required to have a leverage ratio of 3.5 to 1.0 or less at the end of each subsequent fiscal quarter through March 31, 2018.  To the extent Merit exercises the first, third or fourth option above in connection with net proceeds received from an issuance of equity securities in 2017, the amount of Merit’s permitted acquisition basket under the Second Amended Credit Agreement would be restored by an amount equal to the amount of such prepayment, up to a maximum basket amount of $50.0 million.

As of December 31, 2016, Merit had $180.0 million of revolving credit loans outstanding, before giving effect to $38.0 million of additional revolving credit loans borrowed to finance Merit’s acquisition of substantially all of the assets of Catheter Connections, Inc. in January 2017.

The foregoing summary of the principal terms of the Second Amendment is not complete and is qualified in their entirety by the actual terms and conditions of the Second Amendment, a conformed copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01  Regulation FD Disclosure.

On March 20, 2017, Merit announced the commencement of an offering of up to $125.0 million of shares of its common stock, which amount does not include additional shares that may be offered pursuant to an over-allotment option granted to the participating underwriters in connection therewith (the “Offering”). A copy of the press release announcing the commencement of the Offering is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with the Offering, Merit intends to provide prospective investors the following disclosure summarizing its business and results of operations and noting certain recent developments:

Our Business

We are a leading manufacturer and marketer of disposable medical devices used in an array of interventional, diagnostic and therapeutic medical procedures, particularly in cardiology, radiology and endoscopy. Our mission is to be the most customer-focused company in healthcare. We are determined to make a difference by understanding our customers’ needs, and innovating and delivering a diverse range of products that improve the lives of people and communities throughout the world. We fundamentally believe that long-term value is created for our customers, employees, shareholders, and communities when we focus outward and are determined to deliver an exceptional customer experience.

We design, develop, market, and manufacture, through our own operations and contract manufacturers, approximately 180 medical products (classified into more than 20,000 individual product catalog numbers) that we believe offer a high level of quality, value and safety to our customers, as well as the patients they serve.  Our products are sold to approximately 10,000 customers in approximately 120 countries around the world and we have a direct sales force presence in 20 countries.

Our products are used in the following clinical areas: diagnostic and interventional cardiology; interventional radiology; neurointerventional radiology and surgery; vascular, general and thoracic surgery; electrophysiology; cardiac rhythm management; interventional pulmonology; interventional nephrology; orthopaedic spine surgery; interventional oncology and pain management; outpatient access centers; computed tomography; ultrasound; and interventional gastroenterology.

We currently report our operations in two operating segments: cardiovascular and endoscopy. Within those operating segments, we offer products focused in the following four core product groups:

•                  peripheral intervention, which includes products designed to alleviate patient suffering from peripheral vascular and nonvascular diseases;

•                  cardiac intervention, which includes products designed to aid in the treatment of various cardiac conditions specific to interventional cardiology and electrophysiology, including cardiac rhythm management and cardiac resynchronization therapy;

•                  interventional oncology and spine, which includes vertebral augmentation products for the treatment of vertebral compression fractures as well as medical devices used to treat metastatic spine tumors; and

•                  endoscopy, which integrates advanced non-vascular stent technology with balloon dilators, inflation devices, guide wires, procedure kits, and other devices used by gastroenterologists, endoscopists, pulmonologists, and thoracic and general surgeons.

In addition, our interventional radiology and other special procedure labs perform a variety of invasive diagnostic and interventional procedures and we provide certain specialty procedure products.

We provide our products to hospitals and clinic-based cardiologists, radiologists, neurologists, nephrologists, vascular surgeons, orthopaedic surgeons, interventional gastroenterologists and pulmonologists, thoracic surgeons, physiatrists (pain management physicians), general surgeons, thoracic surgeons, oncologists, electrophysiologists, technicians, and nurses. Hospitals and acute care facilities in the United States generally purchase our products through our direct sales force, distributors, OEM partners, or custom procedure tray manufacturers who assemble and combine our products in custom kits and packs. Outside the United States, hospitals and acute care facilities generally purchase our products through our direct sales force, or, in the absence of a sales force, through independent distributors or OEM partners.

Our business strategy focuses on four target areas as follows:

•                  enhancing growth and profitability through research and development, sales model optimization, strategic acquisitions and alliances, cost discipline, and operational focus;

•                  optimizing our operational capability through lean processes, cost effective environments, and asset utilization;

•                  targeting high-growth, high-return opportunities by understanding, innovating, acquiring and delivering in peripheral, cardiac, interventional oncology and spine, and endoscopy product groups; and

•                  maintaining a highly disciplined, customer-focused enterprise guided by strong core values to globally address unmet or underserved healthcare needs.

We believe that successful introduction and adoption of new products should help us continue to strengthen our product portfolio, help us to achieve greater market penetration, and if successful, drive top-line growth. We believe the following products, which we introduced to our product portfolio in the United States or Europe since the third quarter of 2015 or are developing, will help us continue our growth objectives in 2017:

•                  CorVocet™ Biopsy System

•                  SwiftNINJA® Steerable Microcatheter

•                  Elation® GI & Pulmonary Balloons

•                  TWISTER® PLUS Rotatable Retrieval Device

•                  PreludeEASE™ Hydrophilic Sheath Introducer

•                  PreludeSync™ Radial Compression Device

•                  HeRO® Graft

•                  Super HeRO®

•                  True Form™ Guide Wires

•                  Heartspan® Transseptal Sheath

•                  Amplatz Guide Wires

•                  Merit PAK™ Pedal Access

•                  Critical Care Products (acquired from Argon Medical Devices, Inc.)

•                  Dual Cap® Disinfection and Protection (acquired from Catheter Connections, Inc.)

The success of our products is enhanced by the extensive experience of our management team in the healthcare industry, our experienced direct sales force and distributors, our ability to provide custom procedural solutions such as kits, trays and procedural packs at the request of our customers, and our dedication to offering facility-unique solutions in the markets we serve worldwide.

Sales of our products in the U.S. accounted for approximately 61% of our net sales in the year ended December 31, 2016. In the U.S., we have a dedicated, direct sales organization of 128 employees who are primarily focused on selling to end-user physicians, hospitals and clinics, major buying groups and integrated healthcare networks. Internationally, we employ 158 sales representatives, and we also contract with independent dealer organizations and custom procedure tray manufacturers to distribute our products worldwide, including territories in Europe, Africa, the Middle East, Asia, South and Central America, Oceania, and Canada. In 2016, our international sales accounted for approximately 39% of our net sales.

During the year ended December 31, 2016, net sales generated by our top ten selling products accounted for approximately 39% of our total net sales. Sales of our inflation devices accounted for approximately 12%, 14% and 14% of our net sales for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, we employed approximately 4,150 people.

Our Results of Operations

For the year ended December 31, 2016, we reported net sales of approximately $603.8 million ($608.8 million on a constant currency basis, using applicable 2015 foreign exchange rates), up approximately $61.7 million, or 11.4% (up 12.3% on a constant currency basis, using applicable

2015 foreign exchange rates), over 2015 net sales of approximately $542.1 million ($553.4 million on a constant currency basis, using applicable 2014 foreign exchange rates). For the year ended December 31, 2016, we had core revenue, or net sales excluding sales attributable to the HeRO® Graft, acquired in February 2016, and DFINE, Inc., acquired in July 2016, of approximately $583.3 million, as compared to $542.1 million for the year ended December 31, 2015.

Gross profit as a percentage of sales, or gross margin, increased to 43.9% for the year ended December 31, 2016, as compared to 43.5% for the year ended December 31, 2015. Non-GAAP gross margin increased to 46.9% for the year ended December 31, 2016, as compared to 45.6% for the year ended December 31, 2015.

Net income for the year ended December 31, 2016 was approximately $20.1 million, or $0.45 per share, as compared to $23.8 million, or $0.53 per share, for the year ended December 31, 2015. Non-GAAP net income for the year ended December 31, 2016 was approximately $45.1 million, or $1.01 non-GAAP earnings per share, as compared to $38.5 million, or $0.87 non-GAAP earnings per share, for the year ended December 31, 2015.

For additional information, including a discussion of trends that we expect to impact our business in 2017, please review the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2016 Annual Report, which is incorporated by reference herein. Additionally, please see the sections in this prospectus supplement entitled “Non-GAAP Financial Measures” and “Summary Consolidated Financial Information” for further information regarding the non-GAAP measures presented above, including tables reconciling such measures to their corresponding GAAP measures.

Recent Developments

Acquisitions

On January 31, 2017, we acquired substantially all the assets, including intellectual property covered by approximately 40 patents and pending applications, and assumed certain liabilities, of Catheter Connections, Inc., or Catheter Connections, in exchange for a payment of $38.0 million. Catheter Connections, which is based in Salt Lake City, Utah, developed and marketed the DualCap System, an innovative family of disinfecting products designed to protect patients from intravenous infections resulting from infusion therapy.

On January 31, 2017, we completed the acquisition of the critical care division of Argon Medical Devices, Inc., or Argon. As part of the acquisition, we acquired several Argon subsidiaries located in Singapore, Japan and Europe, a manufacturing facility in Singapore, as well as approximately 100 registered trademarks and other intellectual property, and inventory located in the United States. The products within the acquired Argon critical care division include pressure monitoring transducers and various catheters. The transaction consideration was valued at approximately $10.0 million.

We currently estimate that the two acquisitions noted above will result in incremental intangible amortization expense of approximately $3.3 million to $4.3 million in 2017, of which we expect to recognize approximately $0.5 million to $0.7 million in the first quarter of 2017. Similarly, we currently estimate that inventory write-up from these acquisitions will reduce our GAAP gross margin by approximately $1.0 million to $1.4 million in 2017, of which $0.4 million to $0.7 million would be reflected in the first quarter of 2017. These estimates are preliminary, based on currently available information, and subject to change as we continue to finalize the valuation of acquired assets and purchase accounting for these acquisitions. All of these amounts are on a GAAP basis, before tax and would be added back for non-GAAP reporting. We continue to evaluate acquisition opportunities as part of our growth strategy.

Legal Expenses Related to DOJ Subpoena

We currently expect that our results in the first quarter of 2017 will be impacted by legal expenses related to our ongoing efforts to respond to the subpoena we received from the Department of Justice in October 2016. As previously reported, we incurred approximately $1.0 million of such expenses in the fourth quarter of 2016, and we currently expect that these expenses will be approximately $4.5 million to $4.7 million for the first quarter of 2017. We expect that these expenses will be in a similar range in subsequent quarters or potentially higher, depending on the progress of the investigation and other factors beyond our control. All of these amounts are on a GAAP basis, before tax and would be added back for non-GAAP reporting.

For further information related to the subpoena we received from the Department of Justice in October 2016, please refer to Item 3 (Legal Proceedings) of our 2016 Annual Report, which is incorporated by reference herein.

Product Recall

In February 2017, we initiated a recall of four lots, or batches, of our Prelude Short Sheath Introducer. We do not currently expect that this recall will have a material impact on our operations or revenues.

In connection with the product recall noted at the end of the Recent Developments disclosure above, Merit provided prospective investors with the following amended risk factor related to product liability claims and recalls.

Our products may be subject to product liability claims and recalls

Our products are used in connection with invasive procedures and in other medical contexts that entail an inherent risk of product liability claims. If medical personnel or their patients suffer injury or death in connection with the use of our products, whether as a result of a failure of our products to function as designed, an inappropriate design, inadequate disclosure of product-related risks or information, improper use, or for any other reason, we could be subject to lawsuits seeking significant compensatory and punitive damages. Product liability claims may be brought by individuals or by groups seeking to represent a class. We have previously faced claims by patients claiming injuries from our products. To date, these claims have not resulted in material harm to our operations or financial condition. The outcome of this type of personal injury litigation is difficult to assess or quantify. We maintain product liability insurance; however, there is no assurance that this coverage will be sufficient to satisfy any claim made against us. Moreover, any product liability claim brought against us could result in significant costs, divert our management’s attention from other business matters or operations, increase our product liability insurance rates, or prevent us from securing insurance coverage in the future. As a result, any lawsuit seeking significant monetary damages may have a material adverse effect on our business, operations or financial condition.

In addition, the occurrence of such an event or claim, or the discovery of a defect in products that have been delivered to our customers, could result in a correction, removal or recall of products from the market or a safety alert relating to such products. For instance, in February 2017, we initiated a recall of four lots, or batches, of our Prelude Short Sheath Introducer, a product which accounted for less than 0.5% of our net sales in 2016, after being notified by a physician of two incidents where that product malfunctioned and after conducting an investigation into the cause of the malfunctions. We notified the FDA of the malfunctions and related patient injuries in accordance with medical device reporting regulations and have modified our manufacturing process to reduce the risk of future recurrence. We also are in the process of gathering the affected products. The FDA has not yet classified the recall or advised whether they will require us to take any additional actions. Recalls such as this could result in significant costs, reduce our revenue, divert management’s attention from our business, and harm our reputation.

Finally, in connection with the Offering, Merit provided prospective investors with the following non-GAAP information.

Non-GAAP Financial Information

Although our financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America, or GAAP, this prospectus supplement includes non-GAAP financial measures which are derived on the basis of methodologies other than in accordance with GAAP. Such measures include:

•                  constant currency revenue;

•                  core revenue;

•                  non-GAAP net income;

•                  non-GAAP earnings per share; and

•                  non-GAAP gross margin.

Our management team believes that the non-GAAP financial measures referred to in this prospectus supplement provide investors with useful information regarding the underlying business trends and performance of our ongoing operations and can be useful for period-over-period comparisons of such operations. Additionally, our management team uses these non-GAAP financial measures to evaluate our profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each of our operating segments, and to measure and allocate financial resources internally. However, our management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.

You should consider any non-GAAP measures referred to in this prospectus supplement in addition to, and not as a substitute for, financial reporting measures prepared in accordance with GAAP.  Such non-GAAP financial measures exclude some, but not all, items that may affect our net sales, net income, earnings per share, and gross margin. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. We believe it is useful to exclude such items in the calculation of constant currency revenue, core revenue, non-GAAP net income, non-GAAP earnings per share, and non-GAAP gross margin (in each case, as illustrated under the caption “Summary Consolidated Financial Information”) because such amounts in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods as a result of factors such as new acquisitions, non-cash expense related to amortization of previously acquired tangible and intangible assets, unusual compensation expenses, and expenses resulting from litigation or governmental proceedings.  We may incur similar types of expenses in the future, and the non-GAAP financial information included in this prospectus supplement should not be viewed as a statement or indication that these types of expenses will not recur.  Additionally, the non-GAAP financial measures used in this prospectus supplement may not be comparable with similarly titled measures of other companies.

We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business or results of operations.  .

In the below table, we have included certain unaudited, non-GAAP financial measures with reconciliations to the most directly comparable GAAP financial measures during the periods shown. You should consider any non-GAAP measures referred to in this prospectus supplement in addition to, and not as a substitute for, financial reporting measures prepared in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures.”

	Year ended December 31,
	2016	2015	2014
	(in thousands, except gross margin and per share data; non-GAAP information unaudited)

Net sales(1)	$603,838	$542,149	$509,689
Core revenue (Non-GAAP)(2)	583,259	542,149	509,689
Net income	20,121	23,802	22,974
Non-GAAP net income(3)	45,116	38,521	33,758
Diluted earnings per share	0.45	0.53	0.53
Non-GAAP diluted earnings per share(4)	1.01	0.87	0.78
Gross margin(5)	43.9%	43.5%	44.2%
Non-GAAP gross margin(6)	46.9%	45.6%	46.4%

Notes:

(1)         During the year ended December 31, 2016, we had net sales of $603.8 million (or $608.8 million on a constant currency basis, using applicable 2015 foreign exchange rates) an increase of 11.4% (or 12.3% on a constant currency basis, using applicable 2015 foreign exchange rates) over net sales for the year ended December 31, 2015 of $542.1 million. During the year ended December 31, 2015, we had net sales of $542.1 million (or $553.4 million on a constant currency basis, using applicable 2014 foreign exchange rates) an increase of 6.4% (or 8.6% on a constant currency basis, using applicable 2014 foreign exchange rates) over net sales for the year ended December 31, 2014 of $509.7 million.

Constant currency revenue, or net sales on a constant currency basis, is a non-GAAP financial measure prepared by translating the current-period reported net sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior period. Our constant currency revenue adjustment of $4.9 million for the year ended December 31, 2016 was calculated using the applicable average foreign exchange rates for the year ended December 31, 2015 and our constant currency revenue adjustment of $11.3 million for the year ended December 31, 2015 was calculated using the applicable average foreign exchange rates for the year ended December 31, 2014.

(2)         We define core revenue as reported net sales excluding net sales attributable to the HeRO® Graft, acquired in February 2016, and DFINE, Inc., acquired in July 2016. The following tables show our core revenue, or non-GAAP net sales, for the years ended December 31, 2016, 2015 and 2014 and, to illustrate quarterly impact, the three-month periods ended December 31, 2016 and 2015 and reconcile our core revenue to our GAAP net sales during the same periods.

	Year ended December 31,
	2016	2015	2014
	(in thousands; non-GAAP information unaudited)

GAAP net sales	$603,838	$542,149	$509,689

Non-GAAP Adjustments:
Net sales from HeRO® Graft and DFINE, Inc.	20,579	—	—

Core revenue	$583,259	$542,149	$509,689

	Three months ended December 31,
	2016	2015
	(in thousands; non-GAAP information unaudited)

GAAP net sales	$157,715	$138,404

Non-GAAP Adjustments:
Net sales from HeRO® Graft and DFINE, Inc.	8,355	—

Core revenue	$149,360	$138,404

(3)         Non-GAAP net income and non-GAAP earnings per share include net income adjusting for amortization of intangibles, inventory mark-up and severance expenses related to acquisitions, acquisition-related costs, and other adjustments as illustrated further below.

The following tables set forth our non-GAAP net income and non-GAAP earnings per share for the years ended December 31, 2016, 2015 and 2014 and reconcile such information to our GAAP net income and earnings per share during the same periods.

	Year ended December 31, 2016
	Pre-Tax	Tax Impact(a)	After-Tax	Per Share Impact
	(in thousands, except per share data; non-GAAP information unaudited)

GAAP Net Income	$25,386	$(5,265)	$20,121	$0.45

Non-GAAP Adjustments:(b)
Cost of sales
Amortization of intangibles	15,122	(5,592)	9,530	0.21
Inventory mark-up related to acquisitions	2,990	(1,163)	1,827	0.04
Severance	56	(22)	34	0.00
Selling, general, and administrative
Severance	10,271	(3,878)	6,393	0.14
Acquisition-related(c)	4,503	(1,448)	3,055	0.07
Fair value adjustment to contingent consideration(d)	61	(24)	37	0.00
Long-term asset impairment charge(e)	100	(38)	62	0.00
Acquired in-process research and development	461	(179)	282	0.01
Amortization of intangibles	4,167	(1,595)	2,572	0.06
Special legal expense(f)	1,016	(395)	621	0.01
Other income (expense)
Amortization of long-term debt issuance costs	952	(370)	582	0.01

Non-GAAP Net Income	$65,085	$(19,969)	$45,116	$1.01

Diluted Shares				44,862

	Year ended December 31, 2015
	Pre-Tax	Tax Impact(a)	After-Tax	Per Share Impact
	(in thousands, except per share data; non-GAAP information unaudited)

GAAP Net Income	$31,200	$(7,398)	$23,802	$0.53

Non-GAAP Adjustments:(b)
Cost of sales
Amortization of intangibles	11,255	(3,779)	7,476	0.17
Selling, general, and administrative
Severance	2,934	(1,141)	1,793	0.04
Acquisition-related(c)	2,305	(897)	1,408	0.03
Fair value adjustment to contingent consideration(d)	80	(31)	49	0.00
Long-term asset impairment charge(e)	141	(55)	86	0.00
Acquired in-process research and development	1,000	(389)	611	0.01
Amortization of intangibles	3,563	(1,359)	2,204	0.05
Termination fee(g)	800	(311)	489	0.01
Other income (expense)
Amortization of long-term debt issuance costs	987	(384)	603	0.01

Non-GAAP Net Income	$54,265	$(15,744)	$38,521	$0.87

Diluted Shares				44,511

	Year ended December 31, 2014
	Pre-Tax	Tax Impact(a)	After-Tax	Per Share Impact
	(in thousands, except per share data; non-GAAP information unaudited)

GAAP Net Income	$31,572	$(8,598)	$22,974	$0.53

Non-GAAP Adjustments:(b)
Cost of sales
Amortization of intangibles	11,096	(4,216)	6,880	0.16
Selling, general, and administrative
Severance	149	(57)	92	0.00
Acquisition-related(c)	98	(37)	61	0.00
Fair value adjustment to contingent consideration(d)	(572)	217	(355)	(0.01)
Long-term asset impairment charge(e)	690	(262)	428	0.01
Amortization of intangibles	3,842	(1,460)	2,382	0.05
Intangible asset impairment charges (h)	1,102	(419)	683	0.02
Other income (expense)
Amortization of long-term debt issuance costs	989	(376)	613	0.01

Non-GAAP Net Income	$48,966	$(15,208)	$33,758	$0.78

Diluted Shares				43,409

(a)         Reflects the tax effect of each non-GAAP adjustment.

(b)         The non-GAAP adjustments referenced do not reflect stock-based compensation expense of approximately $2.5 million, $2.2 million and $1.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(c)          Represents selling, general and administrative expenses related to acquisitions during the period.

(d)         Represents changes in the fair value of contingent consideration liabilities and contingent receivables as a result of acquisitions.

(e)          Represents abandoned patents.

(f)           Costs incurred in responding to an inquiry from the U.S. Department of Justice. See Item 3 (Legal Proceedings) of our 2016 Annual Report for more information.

(g)          Costs associated with the termination of our agreement with a third-party contract manufacturer in Tijuana, Mexico.

(h)         Represents impairment charges of certain non-tangible assets.

(4)         Gross margin refers to our gross profit as a percentage of net sales.

(5)         Non-GAAP gross margin is calculated by adjusting our gross profit by amounts recorded for amortization of intangible assets, inventory mark-up and severance expense related to acquisitions.

The following tables show our non-GAAP gross margins for the periods noted and reconcile such measures to our GAAP gross margin for the same period. We have also included a table showing non-GAAP gross margins on a quarter-by-quarter basis from the fourth quarter of 2015 to the fourth quarter of 2016 to illustrate quarterly changes in our gross margins.

	Year ended December 31,
	2016	2015	2014
	(in thousands, except percentages; non-GAAP information unaudited)

Net sales	$603,838	$542,149	$509,689
GAAP gross profit	$265,025	$235,781	$225,222
as a percentage of net sales	43.9%	43.5%	44.2%

Non-GAAP Adjustments:
Amortization of intangibles	15,122	11,255	11,096
Inventory mark-up related to acquisition	2,990	—	—
Severance	56	—	—

Non-GAAP gross profit	$283,193	$247,036	$236,318
as a percentage of net sales	46.9%	45.6%	46.4%

	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(in thousands, except percentages; non-GAAP information unaudited)

Net sales	$157,715	$156,975	$151,071	$138,077	$138,404
GAAP gross profit	$70,255	$67,815	$66,854	$60,100	$60,307
as a percentage of net sales	44.5%	43.2%	44.3%	43.5%	43.6%

Non-GAAP Adjustments:
Amortization of intangibles	4,434	4,446	3,169	3,074	2,857
Inventory mark-up related to acquisition	1,581	1,202	61	146	—
Severance	—	56	—	—	—

Non-GAAP gross profit	$76,270	$73,519	$70,084	$63,320	$63,164
as a percentage of net sales	48.4%	46.8%	46.4%	45.9%	45.6%

The information set forth in this Item 7.01 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1                        Second Amendment to Second Amended and Restated Credit Agreement, dated March 20, 2017, with the Lenders party thereto and Wells Fargo Bank, National Association.

99.1                        Press release issued by Merit Medical Systems, Inc., dated March 20, 2017, entitled “Merit Medical Announces Commencement of Offering of Common Stock.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIT MEDICAL SYSTEMS, INC.

Date: March 20, 2017	By:	/s/ Brian G. Lloyd
Brian G. Lloyd
Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

DATED MARCH 20, 2017

EXHIBIT NUMBER	DESCRIPTION

10.1

Second Amendment to Second Amended and Restated Credit Agreement, dated March 20, 2017, entered into by and among Merit Medical Systems, Wells Fargo Bank, National Association and the lenders and subsidiary guarantors named therein.

99.1	Press release issued by Merit Medical Systems, Inc., dated March 20, 2017, entitled “Merit Medical Announces Commencement of Offering of Common Stock.”